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                                                                  EXHIBIT   12.1


         FIRST FIDELITY BANCORPORATION AND SUBSIDIARIES (CONSOLIDATED) STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                    ($ Millions)
                                                                              Year Ended December 31,
                                                    ------------------------------------------------------------------------------

                                                       1993             1992            1991              1990             1989
                                                    ----------       ----------      ----------        ----------       ----------
Earnings:
   1.  Income (loss) before
       income taxes   . . . . . . . . . . . .       $  574.5         $   396.1       $   280.0        $   (11.3)       $   188.2
   2.  Plus interest expense (1)  . . . . . .          702.4             932.9         1,340.0          1,724.6          1,704.0
   3.  Earnings including interest                   -------          --------        --------         --------         --------
       on deposits  . . . . . . . . . . . . .        1,276.9           1,329.0         1,620.0          1,713.3          1,892.2
   4.  Less interest on deposits  . . . . . .          620.7             824.5         1,176.5          1,311.2          1,236.7
                                                     -------          --------        --------         --------         --------
   5.  Earnings excluding interest
       on deposits  . . . . . . . . . . . . .       $  656.1         $   504.6       $   443.5        $   402.1        $   655.5
                                                     =======          ========        ========          =======          =======

Fixed Charges: (2)
   6.  Including interest
       on deposits (Line 2)   . . . . . . . .       $  702.4         $   932.9       $ 1,340.0        $ 1,724.6        $ 1,704.0
   7.  Less interest on
       deposits (Line 4)  . . . . . . . . . .          620.7             824.5         1,176.5          1,311.2          1,236.7
                                                     -------          --------        --------         --------         --------
   8.  Fixed Charges excluding interest
       on deposits  . . . . . . . . . . . . .       $   81.6         $   108.5       $   163.5        $   413.4        $   467.3
                                                     =======          ========        ========          =======          =======

Ratio of Earnings to Fixed Charges:
   Including interest on deposits
     (Line 3 / Line 6)  (3)   . . . . . . . .           1.82              1.42            1.21             0.99             1.11
                                                     =======          ========        ========          =======          =======
   Excluding interest on deposits
     (Line 5 / Line 8)  (3)   . . . . . . . .           8.04              4.65            2.71             0.97             1.40
                                                     =======          ========        ========          =======          =======
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(1)  Includes amounts representing the estimated interest component of net rental payments.

(2) The Company is the guarantor for the debt obligations of certain of its customers in the ordinary course of business. These guarantees relate primarily to acceptances, and are considered in determining the proper level of the Reserve for Possible Credit Losses, and the amount of the Provision for Possible Credit Losses. Consequently, no additional amount has been included in Fixed Charges for these guarantees.

(3) In 1990, Earnings were inadequate to cover Fixed Charges by $11.3 million.